FOR IMMEDIATE RELEASE

                 PROCTER & GAMBLE - THIRD QUARTER 2001/02 UPDATE
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       PROCTER & GAMBLE INCREASES TOP AND BOTTOM LINE GUIDANCE FOR QUARTER


         CINCINNATI, March. 19, 2002 - The Procter & Gamble Company today stated that it expects earnings growth for the March 2002 quarter to exceed prior guidance behind strong volume and cost performance. Core earnings per share growth are expected to achieve the double-digit level and exceed current Wall Street analysts' estimates. This improvement is after adjusting the base period for comparable accounting treatment for goodwill and intangible assets.

          President & Chief Executive A. G. Lafley said, "We are seeing clear progress on a broad range of businesses. Our focus on more choiceful business strategies, better consumer value and improved cost and cash management is starting to pay off. This is particularly encouraging in light of challenges in the global economic environment."

         Volume growth is expected to increase nine to 10 percent behind the Clairol acquisition and strong performances by the health care, fabric & home care business units and the company's Chinese operation. Excluding the impact of acquisitions and divestitures, volume growth is forecasted to be in the mid single digit range.

         Sales, excluding foreign exchange, are expected to finish the quarter with growth in the high single digits. Foreign exchange is forecasted to negatively impact the top line by about three percent due to weakness in the euro, the Argentinean peso and the yen.

         The company's earnings improvement is being driven by a combination of both volume growth and cost reductions, despite negative foreign exchange effects. Operating margins for the quarter are expected to grow ahead of previous guidance, aided by strong improvements in the fabric and home care business unit's profitability.

         Lafley said, "We are pleased that we are delivering increased top and bottom line growth. While we still have more to do, we feel good about P&G's progress."

         For fiscal 2002, P&G said it remains comfortable with the guidance range provided previously. Core earnings per share are expected to grow at a rate that exceeds last fiscal year's growth, but not yet at the company's long term growth target of double digits. Sales, excluding foreign exchange impacts, should grow at a rate faster than last year but not yet at the company's long term growth target of four to six percent. Foreign exchange is expected to negatively affect the top-line growth by about two percent. The estimates include the impact on the results from the planned spin merger of the Jif(R) and Crisco(R) brands to the J. M. Smucker Company, which is expected to dilute earnings per share in the final quarter of the fiscal year.

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the achievement of the business unit volume and income growth projections, the achievement of the Company's cost containment goals, the successful integration of the Clairol business, the timely and successful closing of the Jif and Crisco spin/merge transaction, the continued political and/or economic uncertainty in Latin America, any political and/or economic uncertainty due to terrorist activities, the ability to successfully manage and maintain key customer relationships including without limitation K-mart, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed Forms 10-K and 8-Ks.

ABOUT PROCTER & GAMBLE
----------------------

         P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Clairol Nice `n Easy(R), Herbal Essences(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at WWW.PG.COM.

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P&G MEDIA CONTACT:                          P&G INVESTOR RELATIONS CONTACT:
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Linda L. Ulrey  - (513) 983-8975            John P. Goodwin  - (513) 983-2414